UNITED STATES

            SECURITIES AND EXCHANGE COMMISSION

                Washington, D. C.  20549

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                          FORM 25

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       NOTIFICATION OF REMOVAL FROM LISTING AND/OR

         REGISTRATION UNDER SECTION 12(b) OF THE

            SECURITIES EXCHANGE ACT OF 1934.

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              Commission File Number: 08190

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              WILLIAMS INDUSTRIES, INCORPORATED

                   NASDAQ CAPITAL MARKET

    (Exact name of Issuer as specified in its charter,

      and name of Exchange where security is listed

                   and/or registered)

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        8624 J.D. Reading Drive, Manassas, VA 20109

    (mailing address) P.O. Box 1770, Manassas, VA 20108

                      (703) 335-7800

               (Address, including zip code,

         and telephone number, including area code,

          of Issuer's principal executive offices)

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               Common Stock, $0.10 par value

           (Description of class of securities)

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Please place an X in the box to designate the rule

provision relied upon to strike the class of securities

from listing and registration:



X    Pursuant to 17 CFR 240.12d2-2(c), the Issuer has

     complied with the rules of the Exchange and the

     requirements of 17 CFR 240.12d2-2(c) governing the

     voluntary withdrawal of the class of securities from

     listing and registration on the Exchange.



Pursuant to the requirements of the Securities Exchange Act

of 1934, Williams Industries, Incorporated (Name of Issuer

or Exchange) certifies that it has reasonable grounds to

believe that it meets all of the requirements for filing

the Form 25 and has caused this notification to be signed

on its behalf by the undersigned duly authorized person.



                      Williams Industries, Incorporated

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Dated May 9, 2007

                        /s/ FRANK E. WILLIAMS, III

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                      Frank E. Williams, III, President